Exhibit 99.2
AzurRx BioPharma Announces $8.0 Million Offerings

Delray Beach, FL – January 4, 2021 (GLOBE NEWSWIRE) -- AzurRx BioPharma, Inc. (NASDAQ: AZRX), (“AzurRx” or the “Company”), a company specializing in the development of non-systemic, recombinant therapies for gastrointestinal (GI) diseases, today announced that in conjunction with entering into an exclusive worldwide licensing agreement with First Wave Bio, Inc. (“First Wave”) it has entered into a securities purchase agreement (the “Purchase Agreement”) with a single healthcare-focused institutional investor, pursuant to which the Company agreed to sell approximately $8.0 million of Series C 9.00% Convertible Junior Preferred Stock (the “Series C Preferred Stock”) in a registered direct offering and concurrent private placement. The Company will also issue to the investor unregistered warrants (the “Warrants”) to purchase up to an aggregate of 10,666,668 shares of common stock. The combined purchase price for one share of Series C Preferred Stock and a Warrant is $750.00. The Series C Preferred Stock will have an initial stated value of $750.00 per share and conversion price of $0.75 per share, and will initially be convertible into an aggregate of up to 10,666,668 shares of common stock (or pre-funded warrants to purchase common stock in lieu thereof). The Warrants will have an exercise price of $0.80 per share and an expiration term of five and one-half years from the date of issuance. One-half of the shares of Series C Preferred Stock, together with the underlying common stock (or prefunded warrants, as applicable), are being sold in the registered direct offering, and one-half of the shares of Series C Preferred Stock and all of the Warrants, together with the underlying common stock (or prefunded warrants, as applicable), are being sold in the private placement.

H.C. Wainwright & Co. is acting as exclusive placement agent for the offering.

AzurRx intends to use the net proceeds received from the offering to fund the upfront cash payment to First Wave in connection with the exclusive worldwide licensing agreement and for other general corporate purposes.

The registered direct offering and concurrent private placement are expected to close on or about January 5, 2021, subject to the satisfaction of customary closing conditions. The issuance of the shares of common stock underlying the Series C Preferred Stock in excess of certain thresholds, and underlying the Warrants sold in the private placement, is subject to stockholder approval (i) of an amendment to AzurRx’s certificate of incorporation to increase its authorized shares of common stock above 150,000,000 and (i) to satisfy Nasdaq requirements with respect to the issuance of such shares of common stock.

The Series C Preferred Stock sold in the registered direct offering and underlying shares of common stock (or pre-funded warrants, as applicable) are being offered and sold in the registered direct offering by AzurRx pursuant to a “shelf” registration statement on Form S-3 (File No.  333-231954) including a base prospectus, previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on June 21, 2019. The registered direct offering is being made only by means of a prospectus supplement that forms a part of the registration statement. A final prospectus supplement and an accompanying base prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov.  Electronic copies of the prospectus supplement may be obtained, when available, from H.C. Wainwright & Co., 430 Park Avenue, New York, NY 10022 or via telephone at (646) 975-6996 or email placements@hcwco.com.

The Series C Preferred Stock and Warrants sold in the private placement and underlying shares of common stock (or prefunded warrants, as applicable) are being offered pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), and have not been registered under the Act, or applicable state securities laws, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements.

About AzurRx BioPharma, Inc.
AzurRx BioPharma, Inc. (NASDAQ: AZRX) is a biopharmaceutical company specialized in the research and development of non-systemic biologics for gastrointestinal disorders. The Company is focused on the development of its lead drug candidate, MS1819. AzurRx is currently conducting two Phase 2 clinical trials of MS1819: the OPTION 2 monotherapy trial, and the Combination therapy trial, consisting of MS1819 in conjunction with porcine-derived pancreatic enzyme replacement therapy, the current standard of care. The Company is headquartered in Delray Beach, Florida with clinical operations in Hayward, California. Additional information on the Company can be found at www.azurrx.com.

Forward-Looking Statements
This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. Forward-looking statements include those relating to the offering of the Company’s securities, including as to the consummation of the offering described above, the expected proceeds from the offering, the intended use of proceeds and the timing of the closing of the offering, which may be affected by, among others, delays in satisfying or failure to satisfy closing conditions for the registered direct offering and concurrent private placement and adverse changes in general economic and market conditions. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements, including whether results obtained in preclinical and nonclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether preliminary or interim results from a clinical trial such as the interim results presented will be indicative of the final results of the trial. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results, including those related to the clinical development of its clinical assets, the results of its clinical trials, and the impact of the coronavirus (COVID-19) pandemic on the Company’s operations and current and planned clinical trials, including, but not limited to delays in clinical trial recruitment and participation are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:

AzurRx BioPharma, Inc.
1615 South Congress Avenue
Suite 103
Delray Beach, Florida 33445
Phone: (646) 699-7855
info@azurrx.com

Investor Relations contact:

LifeSci Advisors, LLC.
Hans Vitzthum, Managing Director
1 International Place, Suite 1480
Boston, MA 02110
Phone: (617) 430-7578

hans@lifesciadvisors.com